UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 26, 2016

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver wireless, video and broadband services both domestically and internationally, as well as traditional telephony services.

Overview
We announced on April 26, 2016, that first-quarter 2016 net income attributable to AT&T totaled $3.8 billion, or $0.61 per diluted share, compared to $3.3 billion, or $0.63 per diluted share in the first quarter of 2015.

First-quarter 2016 revenues were $40.5 billion, up 24.4 percent from the first-quarter 2015. First quarter revenues reflect increased revenues primarily from our acquisition of DIRECTV.  Compared with results for the first quarter of 2015, operating expenses were $33.4 billion versus $27.0 billion; operating income was $7.1 billion, up from $5.6 billion; and AT&T's operating income margin was 17.6 percent, compared to 17.1 percent. First-quarter 2016 cash from operating activities was $7.9 billion, up from $6.7 billion in the year-ago quarter primarily due to the acquisition of DIRECTV and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.3 million North American wireless subscribers in the first quarter of 2016, of which 1.8 million were in the U.S. At March 31, 2016, our North American wireless customer base was approximately 139.7 million compared to 127.5 million in the prior year, and our domestic wireless subscribers totaled 130.4 million compared to 121.8 million. During the first quarter, net adds for connected devices were 1.6 million, including 1.2 million connected cars. North American prepaid subscriber net adds were 950,000, with 500,000 in the U.S. due to gains in both Cricket and GoPhone subscribers. North American postpaid subscriber net adds were 245,000, of which 129,000 were domestic. North American reseller had a net loss of 437,000, with 400,000 in the U.S. reflecting losses in session based and low-end subscribers. In the first quarter of 2016, North American branded net adds (combined postpaid and prepaid) were 1.2 million, with 629,000 in the U.S., reflecting gains in prepaid smartphones. Total domestic postpaid tablet and computing device net adds were 344,000 in the first quarter of 2016.

In the first quarter of 2016, we no longer offered subsidized device purchases for the majority of our customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During the quarter, we also introduced an integrated offer that allows for unlimited wireless data when combined with our video services, ending the quarter with more than 3.0 million subscribers on these packages. At March 31, 2016, Mobile Share plans represented nearly 59.4 million domestic wireless connections and about 68 percent of our domestic wireless postpaid smartphone base was on no-device-subsidy Mobile Share plans. At the end of the quarter, 50.3 million of postpaid smartphone subscribers are on usage-based data plans, compared to 49.4 million a year ago.

Sales under AT&T Next continued to increase during the first quarter, with nearly 80 percent of all postpaid smartphone gross adds and upgrades taking Next, compared to 72 percent in the fourth quarter of 2015 and 65 percent in the first quarter of 2015. During the first quarter of 2016, we sold 4.1 million smartphones under our AT&T Next program and had BYOD gross adds of 556,000. More than 90 percent of smartphone transactions in the quarter were no-subsidy. At March 31, 2016, approximately 49 percent of the postpaid smartphone base is on AT&T Next.

With our July 24, 2015, acquisition of DIRECTV, we added 32.2 million subscribers of DIRECTV's video services, which includes domestic and international subscribers and reflects our methodology used to count commercial subscribers. Total video subscribers declined by 125,000 in the first quarter of 2016. At March 31, 2016, we had 37.8 million video subscribers compared with 6.0 million at March 31, 2015.

Our total broadband connections were 15.8 million at March 31, 2016, and 16.1 million at March 31, 2015. During the first quarter, we added 202,000 IP broadband subscribers, for a total of 13.5 million at March 31, 2016. Total broadband subscribers declined by 14,000 in the quarter.

At March 31, 2016, our total switched access lines were 16.0 million compared with 18.9 million at March 31, 2015. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 31,000 in the quarter to reach 5.5 million at March 31, 2016, compared to 5.2 million at March 31, 2015.

Segment Summary
Business Solutions
Revenues from our Business Solutions (ABS) segment for the first quarter of 2016 were $17.6 billion, up 0.3 percent versus the year-ago quarter driven by higher wireless service revenues, largely reflecting migrations from our Consumer Mobility segment, and growth in strategic business services. Revenues were partially offset by continued declines in our legacy voice and data products, lower equipment revenues and foreign exchange pressures. First-quarter 2016 ABS operating expenses totaled $13.3 billion, down 0.8 percent versus the first quarter of 2015, largely due to a decline in handset costs and lower employee and commission expenses. The ABS operating margin was 24.4 percent, compared to 23.6 percent in the year-earlier quarter with wireless and IP revenue growth and cost efficiencies offsetting declines in legacy services.

We had approximately 75.8 million business wireless subscribers at March 31, 2016, compared to 66.9 million at March 31, 2015. During the first quarter of 2016, business wireless net adds for connected devices were 1.6 million and postpaid net adds were 133,000. Postpaid business wireless subscriber churn was 1.02 percent, compared to 0.90 percent in the year-ago quarter.

During the first quarter of 2016, we added 17,000 high-speed Internet business subscribers, bringing total business IP broadband to 928,000 subscribers. Total business broadband connections had a loss of 19,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based operations acquired in our July 2015 acquisition of DIRECTV as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the first quarter of 2016 were $12.7 billion, more than double the year-ago quarter due to the acquisition of DIRECTV as well as strong growth in consumer IP broadband. Revenues from legacy voice and data products continue to decline. First-quarter 2016 Entertainment operating expenses totaled $11.1 billion compared to $5.9 billion in the first quarter of 2015, largely due to the acquisition of DIRECTV. The Entertainment operating margin was 12.6 percent, compared to (4.7) percent in the year-earlier quarter with satellite and IP revenue growth and cost efficiencies largely offsetting programming content cost pressure and declines in legacy services.

At March 31, 2016, Entertainment had approximately 51.7 million revenue connections, compared to 34.2 million at March 31, 2015, which included:
•
Approximately 25.3 million video connections at March 31, 2016, compared to 6.0 million at March 31, 2015. DIRECTV's satellite subscribers as of the July 24, 2015, acquisition date were 19.5 million. During the first quarter, we added 328,000 satellite subscribers; however, U-verse subscribers declined 382,000 as we focused on profitability and increasingly emphasized satellite sales, including U-verse subscribers switching to satellite.

•
Approximately 14.3 million broadband connections at March 31, 2016, compared to 14.5 million at March 31, 2015. During the first quarter, we added 186,000 IP broadband subscribers, for a total of 12.5 million at March 31, 2016. Total broadband subscribers increased 5,000 in the quarter.

•	Approximately 12.1 million wired voice connections at March 31, 2016, compared to 13.7 million at March 31, 2015. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the first quarter of 2016 were $8.3 billion, down 5.1 percent versus the year-ago quarter, reflecting declines in postpaid service revenues due to the success of Mobile Share plans and migrations of customers to our ABS segment and lower equipment revenues, partially offset by higher prepaid service revenues. First-quarter 2016 Consumer Mobility operating expenses totaled $5.8 billion, down 10.8 percent versus the first quarter of 2015. The Consumer Mobility operating margin was 29.9 percent, compared to 25.5 percent in the year-earlier quarter with lower volumes, fewer subsidized sales and cost efficiencies more than offsetting the pressure from customers choosing Mobile Share plans.

We had approximately 54.7 million Consumer Mobility subscribers at March 31, 2016, compared to 54.8 million at March 31, 2015. During the first quarter of 2016, prepaid net adds were 500,000. Consumer postpaid and reseller had net losses of 4,000 and 378,000, respectively. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.11 percent versus 2.04 percent in the first quarter of 2015, including postpaid churn of 1.24 percent, compared to 1.20 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. First quarter 2016 operating revenues were $1.7 billion, with $1.1 billion attributable to video services in Latin America and $537 million of wireless revenues in Mexico. First quarter 2015 operating revenues included the results of one of the Mexican companies acquired in 2015 and were $236 million. Our international segment revenues reflect foreign exchange pressures in our DIRECTV Latin America and Mexican wireless results. Operating expenses were $1.9 billion compared to $246 million in the first quarter of 2015. The International operating margin was (11.9) percent, compared to (4.2) percent in the year-earlier quarter.

At March 31, 2016, we had approximately 9.2 million wireless subscribers in Mexico and 12.4 million video connections in Latin America, including 5.3 million in Brazil. During the first quarter of 2016, our Mexico wireless business had net adds of 529,000 subscribers and our Latin America operations had a net loss of 73,000 video connections.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the first quarter of 2016 were $18.0 billion, down 1.3 percent versus the first quarter of 2015, and AT&T Mobility's operating income margin was 29.4 percent compared to 25.9 percent in the year-ago quarter reflecting adoption of AT&T Next, an increase in BYOD customers, lower smartphone upgrade volumes and continued efforts to drive operating costs out of the business.

For the quarter ended March 31, 2016, postpaid phone-only ARPU decreased 0.8 percent versus the year-earlier quarter and 0.4 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 5.1 percent versus the year earlier quarter and 0.9 percent sequentially.

Postpaid churn was 1.10 percent, compared to 1.02 percent in the year-ago. Total customer churn was 1.42 percent versus 1.40 percent in the first quarter of 2015.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 26, 2016	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller